Filed Pursuant to Rule 433

Registration No. 333-189696

FINAL TERM SHEET

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	3.000% Notes due April 1, 2025

Expected Ratings:	A3 / A-

Format:	SEC Registered – Registration Statement No. 333-189696

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	March 26, 2015

Trade Date:	March 23, 2015

Maturity Date:	April 1, 2025

Interest Payment Dates:	April 1 and October 1 of each year

First Payment Date:	October 1, 2015

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Price:	100 – 27

Benchmark Treasury Yield:	1.906%

Spread to Benchmark Treasury:	T + 115 basis points

Reoffer Yield:	3.056%

Coupon:	3.000% payable semi-annually

Price to Public:	99.520%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Optional Redemption:	At any time prior to January 1, 2025 (the “Par Call Date”), the Notes will be redeemable, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes that would be due if such Notes matured on the Par Call Date but for such redemption (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption, as more fully described in the Prospectus (as defined below). At any time on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at the option of the Company at any time and from time to time at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption, as more fully described in the Prospectus.

CUSIP Number / ISIN Number:	73755LAM9 / US73755LAM90

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. RBC Capital Markets, LLC HSBC Securities (USA) Inc.

Co-Managers:

BMO Capital Markets Corp.

Scotia Capital (USA) Inc.

CIBC World Markets Corp.

Mitsubishi UFJ Securities (USA), Inc.

Rabo Securities USA, Inc.

TD Securities (USA) LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a Registration Statement on Form S-3 (including a base prospectus dated June 28, 2013, as supplemented by a preliminary prospectus supplement, dated March 23, 2015, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Goldman, Sachs & Co. toll-free at 1-800-828-3182, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.